Exhibit 99.2

The Rouse Company and Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

Through our subsidiaries and affiliates, we acquire, develop and manage a diversified portfolio of operating properties located throughout the United States and develop and sell land for residential, commercial and other uses, primarily in our master-planned communities.

We have three operating lines of business:

•                                          retail center operations;

•                                          mixed-use, office and industrial operations; and

•                                          community development and land sales.

We own most of our interests in our operating properties through The Rouse Company LP, which we refer to as the “operating partnership.”  One of our wholly owned subsidiaries is the sole general partner and another wholly owned subsidiary is the sole limited partner of the operating partnership.  We own interests in our master-planned communities, some operating properties and our management company (which manages operating properties not wholly owned by us) through taxable REIT subsidiaries (“TRS”).  This operating partnership structure, which we refer to as the “UPREIT structure,” is designed to allow us to acquire properties in exchange for limited partnership interests in the operating partnership.  Using the UPREIT structure, we could issue limited partnership interests of the operating partnership to persons transferring properties to us who wish to defer taxes on the transfers, and who want to receive a right to convert their limited partnership interests into shares of our common stock at a future date in a taxable transaction.  We have agreed with the lenders under some of our credit facilities that, when and if the operating partnership issues limited partnership interests to unrelated parties in exchange for properties or we transfer to the operating partnership all or substantially all of the properties not held by the operating partnership, the operating partnership will become jointly and severally liable for all of our obligations under those credit facilities.  Concurrently, we will cause the operating partnership to become jointly and severally liable for our obligations under all of our outstanding public debt.

Revenues from our retail center operations and office, mixed-use and industrial operations are derived primarily from tenant rents.  Tenant leases in our retail centers generally provide for minimum rent, additional rent based on tenant sales in excess of stated levels and reimbursement of real estate taxes and other operating expenses.  Tenant leases in our office and other properties generally provide for minimum rent and reimbursement of real estate taxes and other operating expenses in excess of stated amounts.  The profitability of our retail centers depends primarily on occupancy and rent levels which, in turn, are affected by the profitability of the tenants.  Tenant profitability depends on a number of factors, including consumer spending, business and consumer confidence, competition and general economic conditions in the markets in which they and we operate.  The profitability of our office and other properties also depends on occupancy and rent levels and is affected by a number of factors, including tenants’ profitability and space needs due to growth or contraction in employment levels, business confidence and competition and general economic conditions in the markets in which they and we operate.

Revenues from our community development and land sales business are derived primarily from land sales to developers and participations with builders in their sales of finished homes to homebuyers.  The profitability of our community development business is affected by demand for housing, mortgage interest rates, consumer confidence, and general economic conditions in the Baltimore-Washington, Las Vegas and Houston metropolitan areas.

Our strategies include improving the quality of our retail portfolio, expanding and diversifying our community development business and increasing the number of our operating properties unencumbered by mortgage debt.  Actions we have taken or plan to take to implement these strategies include the following:

•                  Acquiring or developing premier retail properties and disposing of other retail properties as appropriate.  Since the early 1990’s, we have upgraded the quality of our portfolio of retail properties by acquiring interests in premier retail centers, expanding and improving our existing centers and disposing of properties that were not consistent with our long-term business strategies or not meeting our investment criteria.  We use an internal rating system based on sales volume, productivity, anchor performance, regional demographics, quality of tenancy and competitive position in the local market to evaluate each of our shopping centers.

•                  Realigning our office and industrial portfolio by disposing interests in buildings not located in our master-planned communities of Columbia, Maryland and Summerlin, Nevada, or not part of class “A” urban mixed-use projects.

•                  Acquiring strategically located landholdings in and around major metropolitan areas in the United States.  During 2003, we purchased land for community development near Houston, Texas and an interest in The Woodlands, a master-planned community also near Houston.  We intend to use our experience and resources to develop and sell finished lots or tracts including infrastructure and amenities within our planned communities, in addition to undeveloped property, to housing developers.  We also intend to continue to sell finished and undeveloped lots to commercial developers and develop commercial properties ourselves.  In addition, we have increased the profitability of our community development business by increasing participations with builders in their sales of finished homes to homebuyers.

•                  Increasing the number of our operating properties unencumbered by mortgage debt.  By doing so, we expect that we will be able to receive a higher senior unsecured debt credit rating.  In the near term, we intend to refinance a portion of the Company’s maturing secured debt on an unsecured basis.  We also intend to use proceeds from dispositions of assets to reduce our overall leverage.  In 2003, we repaid $215.4 million of debt secured by our operating properties using proceeds from the issuance of unsecured notes.

•                  In early 2004, we have repaid approximately $439.9 million of debt secured by our operating properties.

Our strategies and our plans for the future are based on our beliefs that:

•                  space in high-quality, dominant retail centers in densely populated, affluent areas will continue to be in demand by retailers and that these retail centers are better able to withstand difficult conditions in the overall economy and in the real estate and retail industries;

•                  demand for housing in the metropolitan areas of Las Vegas, Houston and the Baltimore-Washington corridor will remain strong, particularly for housing in high-quality, master-planned communities; and

•                  office and industrial properties will provide capacity for employment growth in our master-planned communities.

Operating Properties

Our primary business strategies relating to operating properties include (1) owning and operating premier properties — shopping centers and large-scale mixed-use projects in major markets across the United States and (2) owning and operating geographically concentrated office and industrial buildings, principally complementing community development activities.  In order to execute our strategies, with respect to operating properties, we evaluate opportunities to acquire or develop properties and to redevelop, expand and/or renovate properties in our portfolio.  We have made and plan to continue making substantial investments to acquire, develop and expand and/or renovate properties as follows:

•                  In May 2002, we acquired interests in eight high-quality operating properties from Rodamco North America N.V. (“Rodamco”).

•                  In November 2002, we acquired our partners’ interests in Ridgedale Center, a regional retail center in Minneapolis, Minnesota, and Southland Center, a regional retail center near Detroit, Michigan.

•                  In November 2002, we opened the first phase of the redevelopment of Fashion Show, a retail center on “the Strip” in Las Vegas, Nevada.  We opened the second phase of this project in October 2003 and expect to open other components of this project in 2005.

•                  In April 2003, we acquired Christiana Mall, a regional retail center in Newark, Delaware.  We subsequently conveyed a 50% interest in this property in June 2003 pursuant to the terms of a participating mortgage that we assumed in the acquisition.

•                  In August 2003, we acquired the remaining interest in Staten Island Mall, a regional retail center in Staten Island, New York.

•                  In December 2003, we acquired a 50% interest in the retail component and certain office components of Mizner Park, a mixed-use property in Boca Raton, Florida.

•                  In March 2004, we acquired Providence Place, a regional retail center in Providence, Rhode Island.

•                  We are an investor in a joint venture that is developing The Shops at La Cantera, a regional retail center in San Antonio, Texas, expected to open in 2005.

•                  We plan to develop a regional retail center in Summerlin, Nevada (currently expected to open in 2006).

We continually assess whether properties in which we own interests are consistent with our business strategies. We have disposed of interests in more than 50 retail centers and numerous other properties since 1993 (at times using tax-deferred exchanges or joint ventures) and may continue to dispose of selected properties that are not meeting or are not considered to have the potential to continue to meet our investment criteria.  We may also dispose of interests in properties for other reasons.  We have disposed of interests in the following properties during 2002 and 2003:

•                  In April 2002, we sold our interests in 12 community retail centers in Columbia, Maryland and our interest in Franklin Park (a retail center in Toledo, Ohio).

•                  In December 2002, we sold our interest in Tampa Bay Center, a retail center in Tampa, Florida, and our interest in a Summerlin community retail center in Las Vegas, Nevada.

•                  In April and May 2003, we sold six retail centers in the Philadelphia metropolitan area (Cherry Hill Mall, Echelon Mall, Exton Square, Gallery at Market East, Moorestown Mall and Plymouth Meeting).

•                  In May and June 2003, we sold eight office and industrial buildings in the Baltimore-Washington corridor.

•                  In August 2003, we sold The Jacksonville Landing, a retail center in Jacksonville, Florida.

•                  In December 2003, we disposed two office properties and two leased restaurant pads in Hughes Center, a master-planned business park in Las Vegas, Nevada, in connection with our acquisition of a 52.5% economic interest in The Woodlands, a master-planned community in Houston, Texas.  We disposed most of our remaining assets in Hughes Center in the first quarter of 2004.

Our 2003, 2002 and 2001 acquisition, disposition and development activity is summarized as follows:

Acquisitions
Retail Centers	Interest Acquired	Interest After Acquisition	Acquisition Date

Collin Creek	70%	100%	May 2002
Lakeside Mall	100%	100%	May 2002
North Star	96%	100%	May 2002
Oakbrook Center (1)	47%	47%	May 2002
Perimeter Mall (2)	50%	100%	May 2002
The Streets at South Point (3)	94%	94%	May 2002
Water Tower Place (1)	52%	52%	May 2002
Willowbrook	62%	100%	May 2002
Ridgedale Center	90%	100%	November 2002
Southland Center	90%	100%	November 2002
Christiana Mall (4)	50%	50%	April 2003
Staten Island Mall	56%	100%	August 2003
Mizner Park (1)	50%	50%	December 2003

Notes:

(1)          Property also contains significant office space.

(2)          We subsequently disposed of this acquired interest in October 2002 and own a 50% interest in the retail center.

(3)          Property began operations in March 2002.

(4)          We acquired a 100% interest in April 2003 and subsequently conveyed a 50% interest in this property in June 2003 pursuant to the terms of a participating mortgage that we assumed in the acquisition.

Dispositions
Retail Centers	Disposition Date	Office and Other Properties	Disposition Date

12 Community Retail Centers in Columbia, Maryland	April 2002	Hunt Valley Business Center (1 building)	April 2001
Franklin Park	April 2002	Inglewood Business Center (7 buildings)	May 2003
Tampa Bay Center	December 2002	Hunt Valley Business Center (1 building)	June 2003
Cherry Hill Mall	April 2003	Hughes Center (note)	December 2003
Exton Square	April 2003
The Gallery at Market East	April 2003
Moorestown Mall	April 2003
Echelon Mall	May 2003
Plymouth Meeting	May 2003
The Jacksonville Landing	August 2003

Note:

We transferred two office properties and two leased restaurant pads in Hughes Center, a master-planned business park in Las Vegas, Nevada, concurrent with our acquisition of a 52.5% economic interest in The Woodlands.  We disposed of most of our remaining assets in Hughes Center in the first quarter of 2004.

Disposition decisions and related transactions and changes in expected holding periods or use may cause us to recognize gains or losses that could have material effects on reported net earnings in future quarters or fiscal years, and, taken together with the use of sales proceeds, may have a material effect on our overall consolidated financial position.

Development Projects
Retail Centers	Date Opened	Office and Other Properties	Date Opened

The Mall in Columbia Expansion	May 2001	Summerlin Town Center (1 building)	January 2001
Centerpointe Plaza (1)	September 2001	Summerlin Town Center (1 building)	February 2001
Village of Merrick Park (2)	September 2002	Summerlin Town Center (1 building)	June 2003
Fashion Show Redevelopment–Phase I	November 2002	Summerlin Town Center (1 building)	November 2003
Canyon Pointe–Summerlin Community Retail Center (3)	August 2002
Fashion Show Redevelopment–Phase II	October 2003

Notes:

(1)          We have a 50% interest in this village center in Summerlin, Nevada.

(2)          We have a 40% interest in this project in Coral Gables, Florida.  Project also has office and parking operations.

(3)          We sold our interest in this project in December 2002.

Community Development

Our primary business strategy relating to community development is to expand and diversify this line of business and to develop and sell land in our planned communities in a manner that increases the value of the remaining land to be developed and sold and to provide current cash flows.  Our major land development projects include communities in and around Columbia in Howard County, Maryland, Summerlin, Nevada, and Houston, Texas.  In addition, at December 31, 2003, we were an investor in an unconsolidated real estate venture that is developing Fairwood, a planned community in Prince George’s County, Maryland.  In January 2004, we acquired our partners’ interests in this joint venture, increasing our ownership interest to 100%.  To leverage our experience and provide further growth and diversification, we seek and evaluate opportunities to acquire new and/or existing community development projects.  In May 2003, we purchased approximately 8,060 acres of investment land and land to be held for development and sale in the Houston, Texas metropolitan area.  In September 2003 and December 2003, we purchased additional parcels of 642 acres and 85 acres, respectively, of contiguous land.  We expect to begin significant development activities on this land in 2004 and to begin selling this land in 2005.  In December 2003, we acquired a 52.5% economic interest in The Woodlands, a master-planned community in the Houston, Texas metropolitan area, which includes, among other assets, approximately 5,500 acres of saleable land.

We acquired Summerlin, our master-planned community in suburban Las Vegas, Nevada, in the acquisition of The Hughes Corporation (“Hughes”) in 1996.  In connection with the acquisition of Hughes, we entered into a Contingent Stock Agreement (“Agreement”) for the benefit of the former Hughes owners or their successors (“beneficiaries”).  Under terms of the Agreement, shares of common stock are issuable to the beneficiaries based on the appraised values of defined asset groups, including Summerlin, at specified termination dates to 2009 and/or cash flows from the development and/or sale of those assets prior to the termination dates.  We account for the beneficiaries’ share of earnings from the assets as an operating expense.

Operating results

The following discussion and analysis of operating results covers each of our business segments, as management believes that a segment analysis provides the most effective means of understanding our business.  It also provides information about other elements of the consolidated statement of operations that are not included in the segment results.  You should refer to the consolidated statements of operations, note 9 to the consolidated financial statements and the Five Year Summary of Net Operating Income (“NOI”) and Net Earnings on page 61 when reading this discussion and analysis.

Comparisons of NOI and net earnings from one year to another are affected significantly by the property acquisition, disposition and development activity summarized above. As discussed in more detail below, other factors that have contributed to our operating results in 2003, 2002 and 2001 include the following:

•                  maintenance of high occupancy levels in retail properties;

•                  higher rents on re-leased space;

•                  strong demand for land in and around Columbia and Summerlin;

•                  refinancings of project-related debt at lower interest rates;

•                  a decline in average interest rates on variable-rate debt;

•                  repayments of debt;

•                  cost reduction measures;

•                  costs related to organizational changes; and

•                  pension plan curtailment and settlement losses.

The operating measure used to assess operating results for the business segments is NOI.  We define NOI as segment revenues (exclusive of corporate interest income) less segment operating expenses (including provision for bad debts, losses (gains) on marketable securities and net losses (gains) on sales of properties developed for sale, but excluding income taxes, ground rent expense, distributions on Parent Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and real estate depreciation and amortization).  Additionally, discontinued operations, equity in earnings of unconsolidated real estate ventures and minority interests are adjusted to reflect NOI on the same basis. Prior to April 1, 2004, we excluded certain expenses related to organizational changes and early retirement costs from our definition of NOI. Effective April 1, 2004, we revised our definition to include these amounts in our corporate segment. We made these reclassifications because these expenses are neither infrequent nor unusual and are becoming a normal cost of doing business.  Prior to July 1, 2003, we included certain income taxes in our definition of NOI.  Effective July 1, 2003, we revised our definition to exclude these amounts from NOI, affecting primarily the presentation of our community development activities.  We made this change because we now assess the operating results of our segments on a pre-tax basis and believe this revised measure better reflects the performance of the underlying assets.  Amounts for prior periods have been reclassified and conform to the current definition.

The accounting policies of the segments are the same as those used to prepare our consolidated financial statements, except that:

•                  we account for real estate ventures in which we have joint interest and control and certain other minority interest ventures (“proportionate share ventures”) using the proportionate share method rather than the equity method;

•                  we include our share of NOI less interest expense and ground rent expense of other unconsolidated minority interest ventures (“other ventures”) in revenues; and

•                  we include discontinued operations and minority interests in NOI rather than presenting them separately.

These differences affect only the reported revenues and operating expenses of the segments and have no effect on our reported net earnings.

Operating results for the segments are summarized as follows (in millions):

	Retail Centers	Office and Other Properties	Community Development	Commercial Development	Corporate	Total

2003
Revenues	$843.2	$201.0	$291.5	$—	$—	$1,335.7
Operating expenses	334.3	78.8	167.6	13.8	27.0	621.5
NOI	$508.9	$122.2	$123.9	$(13.8)	$(27.0)	$714.2

2002
Revenues	$775.5	$205.2	$241.0	$—	$—	$1,221.7
Operating expenses	305.7	80.2	154.8	13.0	29.9	583.6
NOI	$469.8	$125.0	$86.2	$(13.0)	$(29.9)	$638.1

2001
Revenues	$637.2	$203.7	$218.3	$—	$—	$1,059.2
Operating expenses	261.5	75.8	140.3	6.9	13.1	497.6
NOI	$375.7	$127.9	$78.0	$(6.9)	$(13.1)	$561.6

Segment revenues exclude corporate interest income and gains (losses) on marketable securities classified as trading. Segment operating expenses include provision for bad debts, losses (gains) on marketable securities and net losses (gains) on sales of properties developed for sale and exclude income taxes, ground rent expense, distributions on Parent Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and real estate depreciation and amortization.

Reconciliations of total revenues and operating expenses reported above to the related amounts in the consolidated financial statements and of NOI reported above to earnings before net gains (losses) on dispositions of interests in operating properties, discontinued operations and cumulative effect of change in accounting principle in the consolidated financial statements are summarized as follows (in millions):

	2003	2002	2001
Revenues:
Total reported above	$1,335.7	$1,221.7	$1,059.2
Our share of revenues of unconsolidated real estate ventures	(151.2)	(117.1)	(97.8)
Revenues of discontinued operations	(88.5)	(165.7)	(173.5)
Other	0.2	1.2	4.1
Total in consolidated financial statements	$1,096.2	$940.1	$792.0
Operating expenses, exclusive of provision for bad debts, depreciation and amortization:
Total reported above	$621.5	$583.6	$497.6
Our share of operating expenses of unconsolidated real estate ventures	(50.9)	(36.9)	(28.0)
Operating expenses of discontinued operations	(39.4)	(72.5)	(75.7)
Other	14.2	16.6	16.0
Total in consolidated financial statements	$545.4	$490.8	$409.9
Operating results:
NOI reported above	$714.2	$638.1	$561.6
Interest expense	(221.6)	(209.1)	(181.1)
NOI of discontinued operations	(49.1)	(93.2)	(97.8)
Depreciation and amortization	(171.2)	(129.3)	(100.2)
Other provisions and losses, net	(24.5)	(24.1)	(0.8)
Impairment losses on operating properties	—	—	(0.4)
Income taxes, primarily deferred	(42.6)	(29.2)	(26.8)
Our share of interest expense, ground rent expense, depreciation and amortization, other provisions and losses, net, income taxes and gains on operating properties of unconsolidated real estate ventures, net	(68.9)	(46.9)	(37.2)
Other	(15.9)	(20.1)	(18.5)
Earnings before net gains (losses) on dispositions of interests in operating properties, discontinued operations and cumulative effect of change in accounting principle in consolidated financial statements	$120.4	$86.2	$98.8

The reasons for significant changes in revenues and expenses comprising NOI are discussed in the Business Segment Information section beginning on page 9.

Impact of the terrorist attacks of September 11, 2001

We were largely spared direct losses caused by the terrorist attacks of September 11, 2001.  Operations were disrupted only at South Street Seaport, a retail center in lower Manhattan that we own and operate.  The center was closed for a week following the attacks for use as a staging and rest area for rescue workers.  It did not sustain significant physical damage.  Customer traffic, tenant sales and rents at South Street Seaport are generally affected by the level of pedestrian and other traffic and other commercial activity in lower Manhattan.  It is difficult to predict with certainty when, if ever, customer traffic, tenant sales and rents will return to historical levels.

Customer traffic at our other retail centers was lighter than usual for several days after the attacks but has since recovered.  Las Vegas, where we have a substantial concentration of assets, experienced a significant decline in visitor activity in the weeks immediately following the attacks but has since also recovered.

Business Segment Information

Operating Properties:  We report the results of our operating properties in two segments:  (1) retail centers and (2) office and other properties.  Our tenant leases provide the foundation for the performance of our operating properties.  In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse us for certain operating expenses.  Substantially all of our retail leases also provide for additional rent (percentage rent) based on tenant sales in excess of stated levels.  As leases expire, space is re-leased, minimum rents are adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.  Expense reimbursement provisions in our retail leases have historically required tenants to pay their variable shares of a property’s operating costs.  In new retail leases, we have begun revising the expense reimbursement provisions so that tenants continue to pay their shares of a property’s real estate tax and utility expenses while paying stated rates for all other operating expenses.  The stated rate increases annually based on negotiated amounts or the consumer price index.  We believe this new leasing strategy will simplify lease negotiations, facilitate collections and over the longer-term, allow us to reduce our lease administration costs.

Some portions of our discussion and analysis focus on “comparable” properties.  Comparable properties exclude those that have been acquired or disposed of, newly developed or undergone significant expansion in either of the two years being compared and, for the reasons discussed above, South Street Seaport.

Retail Centers:  Operating results of retail centers are summarized as follows (in millions):

	2003	2002	2001
Revenues	$843.2	$775.5	$637.2
Operating expenses	334.3	305.7	261.5
NOI	$508.9	$469.8	$375.7

The $67.7 million increase in segment revenues in 2003 was attributable primarily to:

•                  the acquisitions of interests in properties in 2003 and 2002 ($111.9 million);

•                  the openings of Village of Merrick Park in 2002 and the first and second phases of Fashion Show expansion in 2003 and 2002 ($22.7 million); and

•                  higher rents on re-leased space at comparable retail centers.

These increases were partially offset by the effects of the dispositions of interests in properties in 2003 and 2002 ($75.2 million) and lower management contract termination income as 2002 included a payment ($4.8 million) that did recur in 2003.  Our comparable properties had average occupancy levels of approximately 92.4% in 2003 and 2002.

The $138.3 million increase in segment revenues in 2002 was attributable primarily to:

•                  the acquisitions of interests in properties in 2002 ($135.0 million);

•                  the openings of the first phase of Fashion Show expansion and Village of Merrick Park ($6.9 million);

•                  higher rents on re-leased space at comparable retail centers; and

•                  the receipt of a management contract termination payment for Town & Country Center in Miami, Florida
($4.8 million).

These increases were partially offset by the effects of the dispositions of interests in properties in 2002 ($20.1 million) and lower lease termination income ($2.2 million) at comparable properties.  Our comparable properties had average occupancy levels of approximately 92.4% during 2002 and 2001.

The $28.6 million increase in segment operating expenses in 2003 was attributable primarily to:

•                  the acquisitions of interests in properties in 2003 and 2002 ($42.0 million) and

•                  the openings of Village of Merrick Park in 2002 and the first and second phases of Fashion Show expansion in 2003 and 2002 ($13.1 million).

These increases were partially offset by the effects of the dispositions of interests in properties in 2003 and 2002 ($30.4 million) and lower bad debt expenses at comparable retail centers ($1.5 million).

The $44.2 million increase in segment operating expenses in 2002 was attributable primarily to:

•                  the acquisitions of interests in properties in 2002 ($46.4 million) and

•                  the openings of Village of Merrick Park and the first phase of Fashion Show expansion ($3.6 million).

These increases were partially offset by the effects of lower expenses due to the sale of interests in properties in 2002 ($7.5 million).

In summary, the $39.1 million increase in NOI in 2003 was attributable primarily to:

•                  interests in properties acquired ($69.9 million);

•                  the openings of Village of Merrick Park and the first and second phases of Fashion Show expansion ($9.6 million); and

•                  an increase in NOI at comparable properties ($11.4 million) due primarily to higher rents on re-leased space.

These increases in NOI were partially offset by the effects of dispositions of interests in properties ($44.8 million) and management contract termination income in 2002 ($4.8 million) that did not recur in 2003.

In summary, the $94.1 million increase in NOI in 2002 was attributable primarily to:

•                  interests in properties acquired ($88.6 million);

•                  the openings of Village of Merrick Park and the first phase of Fashion Show expansion ($3.3 million);

•                  the receipt of a management contract termination fee ($4.8 million); and

•                  an increase in NOI at the remaining properties ($9.9 million) primarily due to higher rents on re-leased space.

These increases in NOI were partially offset by dispositions of interests in properties ($12.6 million) and lower lease termination payments received ($1.8 million).

We believe that the ability to increase rents and maintain high average occupancy levels at our comparable retail centers in spite of difficult economic conditions is indicative of the high demand that retailers have for our space.

We anticipate continued growth in NOI from retail centers in 2004, as we expect to benefit from the 2003 acquisitions of interests in Christiana Mall, Staten Island Mall and Mizner Park, and from the 2003 and expected 2004 openings of additional space at Fashion Show.  We completed the acquisition of Providence Place.  Additionally, we expect to maintain high occupancy levels in our comparable retail properties and to achieve higher rents on re-leased space.  These increases will be partially offset by the NOI of the properties we disposed of in 2003.

Office and Other Properties:  Operating results of office and other properties are summarized as follows (in millions):

	2003	2002	2001

Revenues	$201.0	$205.2	$203.7
Operating expenses	78.8	80.2	75.8
NOI	$122.2	$125.0	$127.9

Segment revenues decreased $4.2 million in 2003 and increased $1.5 million in 2002.  The decrease in 2003 was attributable primarily to the sale of eight office and industrial buildings in the Baltimore-Washington corridor and lower average occupancy levels at comparable properties (87.4% in 2003 and 88.4% in 2002).  These decreases more than offset the effects of the interests in properties acquired from Rodamco in 2002.  The increase in 2002 was attributable to the interests in properties acquired from Rodamco ($4.5 million), partially offset by decreases due to lower average occupancy levels at comparable properties (88.4% in 2002 versus 91.9% in 2001).

Segment operating expenses decreased $1.4 million in 2003 and increased $4.4 million in 2002.  The decrease in 2003 was attributable primarily to the disposition of the office and industrial buildings described above and lower operating expenses at comparable office properties.  The increase in 2002 was attributable to the interests in properties acquired from Rodamco ($2.5 million) and higher general and administrative expenses.

Difficult general economic conditions and weakening office demand led to higher vacancy rates in our office portfolio in 2003 and 2002.  We expect NOI from our office and other properties segment to decline in 2004, due to the disposal of properties in 2003 and 2004, as well as what we believe is a continuing national trend of weakened demand for office space.

Community Development:  Community development operations relate to the communities of Summerlin, Nevada; Columbia, Emerson and Stone Lake in Howard County, Maryland; and Fairwood in Prince George’s County, Maryland.  We have also recently acquired developable land in the Houston, Texas metropolitan area and expect to begin significant development activities on this land in 2004 and to begin selling this land in 2005.  Also, on December 31, 2003, we acquired a 52.5% economic interest in The Woodlands, a master-planned community near Houston, Texas.

Revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, regional economic conditions in the Baltimore, Las Vegas and Houston metropolitan areas, levels of homebuilder inventory, availability of saleable land for particular uses and our decisions to sell, develop or retain land.  We believe that land sales in 2002 and 2003 benefited from low interest rates and availability of mortgage financing, and in 2003, growing consumer confidence.  Should interest rates increase significantly or consumer confidence decline, land sales may be adversely affected.  Revenues for community development include land sales to developers and participations with builders in their sales of finished homes to homebuyers.

Operating results of community development are summarized as follows (in millions):

	2003	2002	2001
Nevada Operations:
Revenues:
Summerlin	$220.6	$129.7	$148.7
Other	0.9	46.2	5.6
Operating costs and expenses:
Summerlin	141.0	93.1	108.3
Other	3.8	37.4	5.4
NOI	$76.7	$45.4	$40.6
Columbia Operations:
Revenues	$70.0	$65.1	$64.0
Operating costs and expenses	22.8	24.3	26.6
NOI	$47.2	$40.8	$37.4
Total:
Revenues	$291.5	$241.0	$218.3
Operating costs and expenses	167.6	154.8	140.3
NOI	$123.9	$86.2	$78.0

Operating Margins (NOI divided by Revenues):
Summerlin	36.1%	28.2%	27.2%
Columbia	67.4	62.7	58.4

Revenues from Summerlin operations increased $90.9 million and NOI increased $43.0 million in 2003.  These increases were attributable to higher prices on land sold for residential and commercial purposes.  In 2002, revenues from Summerlin decreased $19.0 million and NOI decreased $3.8 million.  These decreases were attributable to a lower supply of saleable residential land in 2002 due to our decision to temporarily reduce land development expenditures in anticipation of reduced demand following the events of September 11, 2001.  In the second half of 2002, we resumed our development pace.  The increase in operating margins in 2003 and 2002 was due primarily to the effects of higher pricing resulting from increased demand and the limited availability of land for similar uses in the area.  Our revenues from other Nevada operations decreased $45.3 million and NOI decreased $11.7 million in 2003.  Our revenues and NOI relating to other Nevada operations land holdings in 2002 were attributable to sales of investment land and the recognition of deferred revenue upon the collection of a subordinated note receivable from a 1997 sale of land in California.  There were no significant sales of investment land in 2003.

Revenues from Columbia operations increased $4.9 million and NOI increased $6.4 million in 2003.  These increases were attributable to increased residential land sales in our Howard County communities and a $4.3 million increase in our share of earnings at Fairwood.  These increases were partially offset by lower levels of sales for commercial uses.  In 2002, revenues from Columbia operations land sales increased $1.1 million and NOI increased $3.4 million.  In 2002, revenues and NOI increased $2.6 million from our share of earnings from residential sales at Fairwood.  Land sales at the community began in the fourth quarter of 2001.  The increase in revenues was partially offset by a decrease in residential land sales in our other community development projects.  This decrease was attributable primarily to a lower supply of saleable land as we began new development in the communities of Emerson and Stone Lake.  However, due to the sale of certain parcels of land with low cost bases, our NOI increased despite the lower revenues from these communities.

We expect the results of community development to remain strong in 2004, assuming continued favorable market conditions in the Las Vegas and Howard and Prince George’s County regions.  We also expect to benefit from our 2003 acquisition of an interest in The Woodlands and our 2004 acquisition of our partners’ interests in Fairwood.

Commercial Development:  Commercial development expenses were $13.8 million in 2003, $13.0 million in 2002 and $6.9 million in 2001.  These costs consist primarily of preconstruction expenses and new business costs, net of gains on sales of properties we developed for sale.

Preconstruction expenses relate to retail and office and other property development opportunities which may not go forward to completion.  Preconstruction expenses were $2.6 million in 2003, $7.0 million in 2002 and $3.1 million in 2001.  The higher level of expenses in 2002 was primarily attributable to costs for retail project opportunities which we decided not to pursue.

New business costs relate primarily to the evaluation of potential acquisition opportunities and the closings of acquisitions, feasibility studies of development opportunities and disposition activities.  These costs were $11.2 million in 2003, $10.3 million in 2002 and $5.5 million in 2001.  New business costs increased in 2003 and 2002 primarily as a result of internal costs related to the increased acquisition activity in those years.

In 2002, we recognized a gain of $4.3 million (excluding related deferred income taxes) on the sale of a community retail center in Summerlin that we developed with the intent of selling.  In 2001, we recognized a gain of $1.5 million (excluding related deferred income taxes) on a build-to-suit office building that we sold upon completion of construction.

Corporate:  Corporate operating expenses consist of costs associated with Company-wide activities which include shareholder relations, the Board of Directors, financial management, organizational changes, strategic planning and equity in operating results of miscellaneous corporate investments.

Corporate operating expenses were $27.0 million in 2003, $29.9 million in 2002 and $13.1 million in 2001.  The decrease in 2003 was due primarily to lower expenses related to organizational changes (approximately $5.5 million). The increase in 2002 was attributable primarily to expenses incurred, primarily severance and other benefit costs, related to the consolidation of our Property Operations and Commercial and Office Development divisions into a single Asset Management Group and a related voluntary early retirement program (approximately $13.5 million), higher information technology expenses and expenses incurred related to corporate governance initiatives.

Other Operating Information

Continuing operations

Interest:  Interest expense increased $12.6 million and $27.9 million in 2003 and 2002, respectively.  The increase in 2003 was attributable primarily to interest costs on debt issued and debt assumed related to acquisitions in 2003 and 2002.  The increase in 2002 was attributable primarily to an increase in the average debt balance (primarily resulting from the Rodamco transaction), partially offset by lower average interest rates on variable-rate debt.

Depreciation and amortization:  Depreciation and amortization expense increased $41.9 million and 29.1 million in 2003 and 2002, respectively.  In 2003, the increase was attributable to 2003 and 2002 property acquisitions and the openings of  The Village of Merrick Park and Fashion Show expansion.  In 2002, the increase was attributable primarily to the acquisition of properties from Rodamco.

Other provisions and losses (gains), net:  The other provisions and losses, net are summarized as follows (in millions):

	2003	2002	2001

Pension plan curtailment loss	$10.2	$—	$—
Pension plan settlement losses	10.8	8.3	—
Losses on early extinguishment of debt	7.2	2.3	0.5
Impairment provision-MerchantWired	—	11.6	—
Gain on foreign exchange derivatives	—	(1.1)	—
Net other	(3.7)	3.0	0.3
	$24.5	$24.1	$0.8

In April 2003, we modified certain of our defined benefit pension plans so that covered employees would not earn additional benefits for future service.  The curtailment of the plans required us to immediately recognize substantially all unamortized prior service cost and unrecognized transition obligation and resulted in a curtailment loss of $10.2 million in 2003.  We also incurred settlement losses of $10.8 million and $8.3 million in 2003 and 2002, respectively, related to lump-sum distributions made primarily to employees retiring as a result of early retirement programs offered in those years and a change in the senior management organizational structure in March 2003.

In February 2004, we adopted a plan to terminate our funded and supplemental plans effective May 1, 2004.  When we terminate the plans, we will be required to settle the obligations of the funded plan by paying accumulated benefits to eligible participants.  Depending on the market value of the assets of the funded plan and the relevant interest rates at the time of settlement, we may be required to make additional contributions to that plan, which could be significant.  At December 31, 2003, the funded plan had sufficient assets to settle its obligations without additional contributions by us.  At the time of settlement of the obligations of the funded plan, we will recognize any unrecognized losses associated with that plan.  At December 31, 2003, these unrecognized losses were approximately $19.8 million.  However, we expect the unrecognized losses will increase due to the acceleration of payments of benefits as a result of termination of the plan and may also change depending on the market value of plan assets, interest rates and other factors.  We expect that a portion of these losses will be recognized prior to the final distribution of plan assets as plan participants retire or otherwise terminate employment in the normal course of business.  The termination of the funded plan is subject to approvals by the Pension Benefit Guaranty Corporation and the Internal Revenue Service, and while the timing is uncertain, we expect to settle all of the plan’s remaining obligations in late 2004.  In connection with the funded plan termination, we expect to transfer the assets of the funded plan to highly-liquid, low-risk investments to mitigate market risk during the period prior to distributions to participants.

Concurrent with the distribution of funded plan assets, we will transfer credits for benefits earned under the supplemental plan to a deferred compensation plan and recognize settlement losses equal to any unrecognized loss at the date of transfer.  At December 31, 2003, these unrecognized losses were approximately $4 million and may change depending on interest rates and other factors.  We expect to fund these benefits as participants retire or terminate.  The supplemental plan obligations were $16.9 million at December 31, 2003.

We recognized net losses, primarily prepayment penalties and unamortized issuance costs, of $7.2 million, $2.3 million and $0.5 million in 2003, 2002 and 2001, respectively, related to debt not associated with discontinued operations prior to scheduled maturity.

MerchantWired was an unconsolidated joint venture with other real estate companies to provide broadband telecommunication services to tenants.  In the second quarter of 2002, we and the other real estate companies decided to discontinue the operations of MerchantWired.  Accordingly, we recorded an impairment provision for the entire amount of our net investment in the venture.

A portion of the purchase price for the acquisition of assets from Rodamco was payable in euros.  In January 2002, we acquired options to purchase 601 million euros at a weighted average per euro price of $0.8819.  These transactions were executed to reduce our exposure to movements in currency exchange rates between the date of the purchase agreement and the closing date.  The contracts were scheduled to expire in May 2002 and had an aggregate cost of $11.3 million.  In April 2002, we sold the contracts for net proceeds of $10.2 million and recognized a loss of $1.1 million.  We also executed and subsequently sold a euro forward contract and realized a gain of $2.2 million.  As of December 31, 2003, we owned no foreign currency or financial instruments that exposed us to risk of movements in currency exchange rates.

In 2003, we earned a fee of $4.0 million on the facilitation of a real estate transaction between two parties that are unrelated to us.

In 2002, we agreed to pay $3.0 million of costs incurred by an entity that sold us a portfolio of office and industrial buildings in 1998 to resolve certain tax-related matters arising from the transaction.

Impairment losses on operating properties reported in continuing operations:  In 2001, we recognized an additional impairment loss ($0.4 million) on our investment in a retail center (Randhurst) that we and the other venturer intend to dispose.  We changed our plans and intentions as to the manner in which this property would be operated in the future and revised our estimate of the most likely holding period.  As a result, we evaluated the recoverability of the carrying amount of our investment, determined that the carrying amount was not recoverable from the future cash flows and recognized an impairment loss.

Net gains (losses) on dispositions of interests in operating properties:  Net gains (losses) on dispositions of interests in operating properties included in earnings from continuing operations are summarized as follows (in millions):

	2003	2002	2001

Regional retail centers	$21.6	$42.6	$—
Community retail centers	—	4.3	—
Other	5.0	2.0	(0.1)
	$26.6	$48.9	$(0.1)

In 2003, in a transaction related to the sale of retail centers in the Philadelphia metropolitan area, we acquired Christiana Mall from a party related to the purchaser and assumed a participating mortgage secured by Christiana Mall.  The participating mortgage had a fair value of $160.9 million.  The holder of this mortgage had the right to receive $120 million in cash and participation in cash flows and the right to convert this participation feature into a 50% equity interest in Christiana Mall.  The holder exercised this right in June 2003.  We recorded a portion of the cost of Christiana Mall based on the historical cost of the properties we exchanged to acquire this property because a portion of the transaction was considered nonmonetary under EITF Issue 01-2, “Interpretations of APB Opinion No. 29.”  As a consequence, when we subsequently disposed of the 50% interest in the property to the holder of the mortgage, we recognized a gain of $21.6 million.

Also in 2003, we sold our share of investments in Kravco Investments, L.P. for approximately $52 million.  We recorded a gain on this transaction of approximately $4.6 million, net of taxes of approximately $3.0 million.

In April 2002, we sold our interests in 12 community retail centers. Our interests in one of the community retail centers were reported in unconsolidated real estate ventures and the gain on the sale of our interests in this property ($4.3 million, net of deferred income taxes of $2.0 million) is included in continuing operations.  The remaining gain on this transaction is classified as a component of discontinued operations. In April 2002, we sold our interest in Franklin Park, a regional retail center in Toledo, Ohio, for $20.5 million and the buyer assumed our share of the center’s debt ($44.7 million).  Our interest in this property was reported in unconsolidated real estate ventures and, accordingly, the gain of $42.6 million that we recorded on this transaction is included in continuing operations.

Income taxes:  In January 2001, we acquired all of the voting stock of the majority financial interest ventures owned by a trust, of which certain of our employees are beneficiaries.  On January 2, 2001, we and these now wholly owned subsidiaries made a joint election to treat the subsidiaries as taxable REIT subsidiaries (“TRS”) for Federal and certain state income tax purposes, which election allows us to engage in certain non-qualifying REIT activities.  With respect to the TRS, we are liable for income taxes at the Federal and state levels.  Our current and deferred income tax provisions relate primarily to the earnings of the TRS.  The income tax provisions from continuing operations (excluding taxes related to gains on sales of operating properties) were $42.6 million, $29.2 million and $26.8 million in 2003, 2002 and 2001, respectively, and related primarily to the earnings of TRS.

Our net deferred tax assets were $91.0 million and our net deferred tax liabilities were $86.4 million at December 31, 2003.  Our net deferred tax liabilities were $92.4 million at December 31, 2002.  In September 2003, we acquired a controlling financial interest in an entity (in which we previously held a minority interest acquired from Rodamco) whose assets include, among other things, approximately $400 million of temporary differences (primarily interest deduction carryforwards).  We believe that it is more likely than not that we will realize these assets and, accordingly, recorded a deferred tax asset of approximately $140 million.  We also recorded a deferred credit of approximately $122 million in accordance with EITF Issue 98-11, “Accounting for Acquired Temporary Differences in Certain Purchase Transactions That Are Not Accounted for as Business Combinations.”  This deferred credit will reduce income tax expense when the deferred tax asset is realized.  Deferred tax liabilities will become payable as TRS net operating loss carryforwards are exhausted and temporary differences reverse (primarily due to completion of land development projects).

We had previously recorded valuation allowances related to certain deferred tax assets that we could not conclude were more likely than not to be realized.  A significant portion of these assets related to temporary differences, primarily net operating loss carryforwards, attributed to a TRS that is an investor in the planned community of Fairwood.  Land sales at Fairwood began in the fourth quarter of 2001.  Based on our experience through the third quarter of 2003 and our projections to completion of the project, we determined that it is more likely than not that we will realize substantially all of these deferred tax assets.  Accordingly, in the third quarter of 2003, we eliminated $8.1 million of the valuation allowance related to these deferred tax assets.  Reversals of other valuation allowances of $3.4 million in 2003 and $1.8 million in 2002 related to certain tax credit carryforwards that we were previously unable to conclude were more likely than not to be realized.

As discussed above, we conduct our community development activities in TRS.  Income tax expense is likely to increase in future years as we expand our community development activities in Summerlin.  Significant operating expenses at Summerlin related to the Contingent Stock Agreement are not deductible for Federal income tax purposes.  Accordingly, we also expect our effective tax rate relating to community development activities to increase.

Equity in earnings of unconsolidated real estate ventures:  Equity in earnings of unconsolidated real estate ventures is summarized as follows (in millions):

	2003	2002	2001

Net operating income	$100.3	$80.2	$69.8
Ground rent expense	(1.6)	(1.3)	(1.3)
Interest expense	(33.9)	(25.9)	(23.9)
Depreciation and amortization	(33.2)	(19.2)	(11.8)
Losses on extinguishment of debt, net	(0.2)	(0.5)	(0.2)
Equity in earnings of unconsolidated real estate ventures	$31.4	$33.3	$32.6

For segment reporting purposes, our share of the NOI of unconsolidated real estate ventures is included in the operating results of retail centers, office and other properties, community development and commercial development as discussed above in this Management’s Discussion and Analysis.  The increases in NOI and depreciation and amortization expense in 2003 and 2002 were primarily attributable to the acquisition of assets from Rodamco.  In connection with this transaction, we acquired interests in several properties and other investments that are accounted for as unconsolidated real estate ventures (Oakbrook Center, Water Tower Place, River Ridge, Kravco Investments, L.P. and Westin Hotel).  We also acquired from Rodamco the remaining interests in properties (Collin Creek, North Star, Perimeter Mall and Willowbrook) in which we previously had a noncontrolling interest and accounted for as unconsolidated real estate ventures.  Also, we disposed of a 50% interest in Franklin Park in April 2002, opened the Village of Merrick Park in September 2002, admitted a 50% joint venture partner in Perimeter Mall in October 2002, acquired the controlling financial interests in Ridgedale Center and Southland Center in November 2002 and, in the second quarter of 2003, completed transactions that resulted in our ownership of a 50% interest in Christiana Mall.

Discontinued operations: The operating results of properties included in discontinued operations are summarized as follows (in millions):

	2003	2002	2001

Revenues	$88.5	$165.7	$173.5
Operating expenses, exclusive of depreciation and amortization	(41.3)	(75.2)	(78.2)
Interest expense	(20.9)	(38.4)	(47.4)
Depreciation and amortization	(17.0)	(33.6)	(33.4)
Gains (losses) on extinguishment of debt, net	26.9	(5.4)	—
Impairment losses on operating properties	(7.9)	(42.1)	—
Gains on dispositions of interests in operating properties, net	85.5	33.0	—
Income tax benefit (provision), primarily deferred	(0.2)	0.7	(2.1)
Discontinued operations	$113.6	$4.7	$12.4

We sell interests in retail centers that are not consistent with our long-term business strategies or not meeting our investment criteria and office and other properties that are not located in our master-planned communities or not part of urban mixed-use properties.  We may also dispose of properties for other reasons.  Discontinued operations include the operating results of properties sold during 2003 and 2002 in which we do not have significant continuing involvement.  Discontinued operations also include the operating results of Hughes Center properties, which are included in properties held for sale at December 31, 2003.  For segment reporting purposes, our share of the NOI of the properties in discontinued operations is included in the operating results of retail centers, office and other properties or commercial development as discussed above in this Management’s Discussion and Analysis.

In March 2004, we sold our interests in Westdale Mall, a retail center in Cedar Rapids, Iowa. We recognized an impairment loss of $6.5 million on this property in 2003. In May 2004, we agreed to sell our interests in two office buildings in Hunt Valley, Maryland. We recognized aggregate impairment losses of $1.4 million in 2003 related to these properties.

In December 2003, as part of an agreement to acquire interests in entities developing The Woodlands, we agreed to dispose of Hughes Center, a master-planned business park in Las Vegas, Nevada, comprising eight office buildings totaling approximately 1.1 million square feet, nine ground leases and approximately 13 acres of developable land.  The sales of two of the office buildings and two of the ground leases closed in December 2003.  We recorded net gains on these transactions of approximately $10.1 million.  The remaining properties in Hughes Center were classified as held for sale at December 31, 2003 and were sold in 2004.

In August 2003, we sold The Jacksonville Landing, a retail center in Jacksonville, Florida, for net proceeds of $4.8 million.  We recognized a gain of $2.8 million relating to this sale.  We recorded an impairment loss of $3.3 million in the fourth quarter of 2002 related to this property. We also sold three small neighborhood retail properties in Columbia, Maryland in the third quarter of 2003 for aggregate proceeds of $2.2 million and recognized aggregate gains of $0.9 million.

In May and June 2003, we sold eight office and industrial buildings in the Baltimore-Washington corridor for net proceeds of $46.6 million.  We recognized gains on operating properties of $4.4 million relating to the sales of these properties.

In April and May 2003, we sold six retail centers in the Philadelphia metropolitan area and, in a related transaction, acquired Christiana Mall from a party related to the purchaser.  In connection with these transactions, we received net cash proceeds of $218.4 million, the purchaser assumed or repaid at settlement $276.6 million of property debt, and we assumed a participating mortgage secured by Christiana Mall.  We recognized aggregate gains of $65.4 million relating to the monetary portions of these transactions. We recorded an impairment loss of $38.8 million in the fourth quarter of 2002 related to one of the retail centers sold.

We also recorded a net gain of $26.9 million related to the extinguishment of debt secured by two of the properties sold in the Philadelphia metropolitan area when the lender released the mortgages for a cash payment by us of less than the aggregate carrying amount of the debt.

In December 2002, we sold our interest in Tampa Bay Center and our interest in a Summerlin community retail center for net proceeds of $22.8 million and $25.1 million, respectively.  We recorded gains of $2.5 million and $2.8 million (net of deferred income taxes of $1.5 million), respectively, on these transactions.

In April 2002, we sold our interests in 12 community retail centers in Columbia, Maryland for net proceeds of $111.1 million.  We recorded a gain on this transaction of approximately $32.0 million, net of deferred income taxes of $18.4 million.  Our interests in one of the community retail centers were reported in unconsolidated real estate ventures and the gain on the sale of our interests in this property ($4.3 million, net of deferred income taxes of $2.0 million) is included in continuing operations.  The remaining gain on this transaction ($27.7 million, net of deferred income taxes of $16.4 million) is classified as a component of discontinued operations.  In anticipation of the sale of the community retail centers, we repaid debt secured by these properties in March 2002 and incurred a loss on this repayment of $5.3 million, including prepayment penalties of $4.6 million.

Net earnings:  Net earnings were $260.6 million in 2003, $139.9 million in 2002 and $110.7 million in 2001.  The increases in net earnings were attributable to the factors discussed above, including gains on dispositions of interests in operating properties, impairment losses and gains (losses) on extinguishment of debt.

Funds From Operations:  We use Funds From Operations (“FFO”) as a supplement to our reported net earnings.  Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes over time as reflected through depreciation and amortization expenses.  We believe that the value of real estate assets does not diminish predictably over time, as historical cost accounting implies, and instead fluctuates due to market and other conditions.  Accordingly, we believe FFO provides investors with useful information about our operating performance because it excludes real estate depreciation and amortization expense.  We use the definition of FFO adopted by the National Association of Real Estate Investment Trusts.  Accordingly, FFO is defined as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding gains (losses) on dispositions of interests in depreciated operating properties and real estate depreciation and amortization expense.  Also, beginning July 1, 2003, we include impairment losses on operating properties in FFO. FFO for all periods presented conforms to this definition.  Our calculation of FFO may not be comparable to similarly titled measures reported by other companies because all companies do not calculate FFO in the same manner.  FFO is not a liquidity measure and should not be considered as an alternative to cash flows or indicative of cash available for distribution.  It also should not be considered an alternative to net earnings, as determined in accordance with GAAP, as an indication of our financial performance.

Net earnings is reconciled to FFO as follows (in millions):

	2003	2002	2001

Net earnings	$260.6	$139.9	$110.7
Depreciation and amortization	221.4	182.1	145.3
Net losses (gains) on dispositions of interests in operating properties	(112.2)	(79.1)	0.1
Funds From Operations	$369.8	$242.9	$256.1

Depreciation and amortization and net gains on dispositions of interests in operating properties include our share of the depreciation and amortization and net gains on dispositions of interests in operating properties of unconsolidated real estate ventures and of those properties classified in discontinued operations.

The changes in FFO in 2003, 2002 and 2001 were attributable to factors discussed above in this Management’s Discussion and Analysis.

Financial condition, liquidity and capital resources:  Our primary cash requirements are for operating expenses, debt service, development of new properties, expansions and improvements to existing properties and acquisitions.  We believe that our liquidity and capital resources are adequate for our near-term and longer-term requirements.  We had cash and cash equivalents and investments in marketable securities totaling $139.5 million and $73.7 million at December 31, 2003 and 2002, respectively.

We rely primarily on fixed-rate, nonrecourse loans from private institutional lenders to finance most of our operating properties. We have also made use of the public equity and debt markets to meet our capital needs, principally to repay or refinance corporate and project-secured debt and to provide funds for project development and acquisition costs and other corporate purposes.  We have a credit facility with a group of lenders that provides for borrowings of up to $900 million.  The facility is available to December 2006, subject to a one-year renewal option.  We are continually evaluating sources of capital and believe that there are satisfactory sources available for all requirements.  Selective dispositions of properties and interests in properties are expected to provide capital resources in 2004 and may also provide them in subsequent years.

Most of our debt consists of mortgages collateralized by operating properties.  Scheduled principal payments on property debt were $74.3 million, $76.1 million and $58.7 million in 2003, 2002 and 2001, respectively.

Our contractual cash obligations and construction cost commitments are summarized as follows at December 31, 2003 (in millions):

	2004	2005	2006	2007	2008	After 2008
Debt:
Scheduled principal payments	$74	$84	$60	$45	$38	$173
Balloon payments	443	416	567	448	457	1,639
Total debt	517	500	627	493	495	1,812
Capital lease obligations	4	3	2	2	—	9
Parent Company-obligated mandatorily redeemable preferred securities	56	—	—	—	—	—
Operating leases	5	5	5	5	5	177
Land purchase commitment	32	—	—	—	—	—
Commitment to purchase interest in Mizner Park	18	—	—	—	—	—
Construction commitments:
Properties in development	100	3	—	—	—	—
Land development	51	—	—	—	—	—
Total	$783	$511	$634	$500	$500	$1,998

The balloon payments due in 2004 consist of $412.1 million of mortgages and construction loans on four retail centers, four office buildings and one commercial development property and a $30.8 million note. The balloon payments due in 2005 consist of $416 million of debt related primarily to four retail centers and corporate notes.  In January and February 2004, we repaid $199.6 million of the mortgages and construction loans due in 2004 and $240.3 million of the debt due in 2005 using proceeds from credit facility borrowings.  We expect to repay the remaining mortgages and notes with proceeds from property refinancings, credit facility borrowings, proceeds from the issuance of public debt, equity or other available corporate funds.

We expect to spend more than $200 million (including the construction commitments set forth above) for new developments, expansions and improvements to existing properties in 2004.  A substantial portion of these expenditures relates to new retail properties and retail center redevelopment/expansions, and it is expected that most of these costs will be financed by debt, including borrowings under existing property-specific construction loans and/or our credit facility.  In addition, we are an investor in several unconsolidated joint ventures that are developing certain projects, with the other venturers funding a portion of development costs.  We expect to invest approximately $40 million in these joint ventures in 2004.

In addition to the commitments summarized above, we have various standing or renewable contracts with vendors for goods and services.  These contracts generally have terms of one year or less and are cancelable with immaterial or no penalties.

In February 2004, we agreed to acquire Providence Place, a regional retail center in Providence, Rhode Island for $270 million in cash and assumption of debt.  We used approximately $222 million of the proceeds from the February 2004 issuance of 4.6 million shares of our common stock to pay a portion of the cash required at closing.

Net cash provided by operating activities was $376.0 million in 2003, $376.1 million in 2002 and $301.8 million in 2001.  Net cash provided in 2003 was consistent with 2002. Increases in proceeds from land sales and the operating cash flows of the properties acquired in 2003 and 2002 were offset by the effects of the properties sold in 2003 and 2002 and the acquisition of community development land in the Houston, Texas metropolitan area in 2003.  The increase in net cash provided of $74.3 million in 2002 was attributable to operating cash flows of the properties acquired from Rodamco in 2002 and higher proceeds from land sales.  The level of cash flows provided by operating activities is affected by the timing of receipts of rents, proceeds from land sales and other revenues and payment of operating and interest expenses and community development costs.  The level of cash provided by operating distributions from unconsolidated real estate ventures is affected by the timing of receipt of their revenues (including land sales revenues), payment of operating and interest expenses and other sources and uses of cash.

Net cash used by investing activities was $288.6 million in 2003, $863.7 million in 2002 and $126.6 million in 2001.  The decrease of $575.1 million in 2003 was due primarily to a decrease in purchases of property interests and an increase in proceeds from dispositions of interests in properties.  The increase of $737.1 million in 2002 was attributable primarily to the acquisition of assets from Rodamco and lower distributions of financing proceeds from unconsolidated ventures, partially offset by an increase in proceeds from dispositions of interests in properties.

Cash used by investing activities also includes expenditures for properties in development and improvements to existing properties. These expenditures related to project development activity, primarily retail property redevelopment/expansions.  A substantial portion of the costs of properties in development was financed with construction or similar loans and/or credit facility borrowings.  In some cases, long-term fixed-rate debt financing is arranged before completion of construction.  Improvements to existing properties consist primarily of costs of renovation and remerchandising programs and other tenant improvement costs.

Net cash used by investing activities in 2003 was attributable primarily to:

•                  Acquisition of an interest in The Woodlands ($183.8 million);

•                  Acquisition of remaining interest in Staten Island Mall ($148.3 million);

•                  Acquisition of an interest in Mizner Park ($33.8 million); and

•                  Expenditures for properties in development ($168.3 million, primarily Fashion Show expansion, Kendall Town Center and The Shops at La Cantera).

These expenditures were partially offset by proceeds from dispositions of interests in properties, primarily the net proceeds of the sales of six retail centers in the Philadelphia metropolitan area ($218.4 million, net of the acquisition of Christiana Mall), our interest in Kravco Investments, L.P. ($51.8 million), eight office and industrial buildings in the Baltimore-Washington corridor ($46.6 million), two office buildings and two ground leased parcels at Hughes Center ($29.0 million) and The Jacksonville Landing ($4.8 million).

Net cash used by investing activities in 2002 was attributable primarily to:

•                  Acquisition of eight high-quality operating properties and other assets in May 2002 from Rodamco ($815.3 million);

•                  Acquisition of our partners’ controlling financial interests in Ridgedale Center and Southland Center ($63.1 million); and

•                  Expenditures for properties in development and investments in unconsolidated ventures ($208.4 million, primarily Fashion Show expansion and Village of Merrick Park).

These expenditures were partially offset by proceeds from dispositions of all or parts of our interests in 12 community retail centers in Columbia, Maryland ($111.1 million), Perimeter Mall ($67.1 million), Tampa Bay Center ($22.8 million) and Franklin Park ($20.5 million).  We also received proceeds of $25.1 million from the sale of a newly constructed community retail center built in Summerlin with the intention to sell and distributions of financing proceeds from unconsolidated real estate ventures ($44.9 million).

Net cash used by investing activities in 2001 was attributable primarily to expenditures for properties in development ($146.1 million, primarily Fashion Show expansion), expenditures for improvements to existing properties ($48.5 million) and expenditures for investments in unconsolidated real estate ventures ($46.0 million, primarily Village of Merrick Park), partially offset by distributions of financing proceeds from unconsolidated real estate ventures ($109.3 million).

Net cash used by financing activities was $11.7 million and $157.8 million in 2003 and 2001, respectively.  Net cash provided by financing activities was $497.1 million in 2002.  The change of $508.8 million in 2003 related primarily to our issuance of 16.675 million shares of common stock for net proceeds of $456.3 million under our shelf registration statement in January and February 2002 and the issuance of 7.20% Notes for net proceeds of $397 million in September 2002.  The change was also attributable to repayments of property debt in 2003, offset by proceeds from the exercise of stock options and the issuance of public debt.  The change of $654.9 million in 2002 was attributed to the issuance of common shares and net borrowings under our credit facility.

Net cash used by financing activities in 2003 was attributable primarily to:

•                  Repayment of property debt, primarily debt secured by North Star ($155 million) and Christiana Mall ($120 million);

•                  Payment of dividends on common stock and preferred stock ($161.8 million);

•                  Purchases of common stock ($72.0 million); and

•                  Repayments of Parent Company-obligated mandatorily redeemable preferred securities ($57.1 million).

These payments were partially offset by proceeds from the exercise of stock options ($109.8 million), proceeds from the issuance of the 5.375% Notes (approximately $347 million) and proceeds from the issuance of property debt  (primarily debt secured by Christiana Mall, $120 million, and Staten Island Mall, $85 million).

Net cash provided by financing activities in 2002 was attributable primarily to:

•                  Proceeds from issuance of 16.675 million shares of common stock ($456.3 million) in January and February 2002;

•                  Proceeds from the issuance of the 7.20% Notes in September 2002 ($397 million); and

•                  Proceeds from the issuance of property debt ($195.2 million).

These proceeds were partially offset by repayments of property debt ($285.5 million) and the payment of dividends on common stock and preferred stock ($147.2 million).

Net cash used by financing activities in 2001 was attributable primarily to:

•                  Repayment of property debt, primarily debt secured by Exton Square ($99.0 million), Faneuil Hall Marketplace ($52.3 million) and South Street Seaport ($52.0 million) and

•                  Payment of dividends on common stock and preferred stock ($110.1 million).

These payments were partially offset by proceeds from the issuance of property debt, primarily debt secured by Exton Square ($106.6 million), Faneuil Hall Marketplace ($55.0 million) and South Street Seaport ($45.0 million).

In addition to our unrestricted cash and cash equivalents and investments in marketable securities, we have other sources of capital.  Availability under our credit facility was $629 million at December 31, 2003.  This credit facility can be used for various purposes, including land and project development costs, property acquisitions, liquidity and other corporate needs.  Also, we have an effective shelf registration statement for the sale of up to an aggregate of approximately $2.25 billion (based on the public offering price) of common stock, Preferred stock and debt securities.  At December 31, 2003, we had issued approximately $1.57 billion of common stock and debt securities under the shelf registration statement.  We had approximately $680 million of availability under the shelf registration statement at December 31, 2003, $223 million of which we used in connection with a public offering of common stock in February 2004.  At March 1, 2004, we had approximately $457 million of availability remaining under the shelf registration statement.

At December 31, 2003, we were holding for sale properties in Hughes Center, which we agreed to sell in connection with the acquisition of an interest in The Woodlands.  We sold most of these properties in the first quarter of 2004.  We also consider certain investment and other land assets as significant sources of liquidity.  In January 2004, we sold a parcel of land in California that we were holding for sale for approximately $25 million.

In 1999, our Board of Directors authorized the repurchase of common shares of up to $250 million, subject to certain pricing restrictions.  No shares were repurchased under this program in 2003, 2002 or 2001.  All shares of common stock repurchased in 2003, 2002 and 2001 were subsequently issued pursuant to the Contingent Stock Agreement.

The agreements relating to various loans impose limitations on us.  The most restrictive of these limit the levels and types of debt we may incur and require us to maintain specified minimum levels of debt service coverage and net worth.  The agreements also impose restrictions on our dividend payout ratio and on sale, lease and certain other transactions, subject to various exclusions and limitations.  These restrictions have not limited our normal business activities and are not expected to do so in the foreseeable future.

Off-balance sheet arrangements and unconsolidated ventures:  We own interests in unconsolidated real estate ventures that own and/or develop properties, including master-planned communities.  We use these ventures to limit our risk associated with individual properties and to reduce our capital requirements.  We may also contribute our interests in properties to unconsolidated ventures for cash distributions and interests in the ventures to provide liquidity as an alternative to outright property sales.  These ventures own properties managed by us for a fee and are controlled jointly by our venture partners and us.  At December 31, 2003, these ventures also include joint ventures that are developing the planned communities of Fairwood and The Woodlands.  These ventures are accounted for using the equity or cost method, as appropriate.

At December 31, 2003, we had other commitments and contingencies related to unconsolidated ventures.  These commitments and contingencies are summarized as follows (in millions):

Guarantee of debt:
Village of Merrick Park	$100.0
Hughes Airport-Cheyenne Centers	28.8
Construction contracts for properties in development	9.5
Long-term ground lease obligations	121.1
$259.4

We previously guaranteed the repayment of a construction loan of the unconsolidated real estate venture that owns the Village of Merrick Park.  In October 2003, the venture repaid this loan with proceeds from a $194 million mortgage loan.  We have guaranteed $100 million of the mortgage loan.  The amount of the guarantee may be reduced or eliminated upon the achievement of certain lender requirements.  Additionally, venture partners have provided guarantees to us for their share (60%) of the loan guarantee.

Market risk information:  The market risk associated with financial instruments and derivative financial and commodity instruments is the risk of loss from adverse changes in market prices or rates.  Our market risk arises primarily from interest rate risk relating to variable-rate borrowings used to maintain liquidity (e.g., credit facility advances) or finance project development costs (e.g., construction loan advances).  Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows.  In order to achieve this objective, we rely primarily on long-term, fixed-rate debt.  We also use interest rate exchange agreements, including interest rate swaps and caps, to mitigate our interest rate risk on variable-rate debt, including borrowings under our revolving credit facility. The fair value of these and other derivative financial instruments was a liability of approximately $5.0 million at December 31, 2003.  We do not enter into interest rate exchange agreements for speculative purposes.

Our interest rate risk is monitored closely by management.  The table below presents the annual maturities, weighted-average interest rates on outstanding debt at the end of each year (based on a LIBOR rate of 1.1%) and fair values required to evaluate our expected cash flows under debt agreements and our sensitivity to interest rate changes at December 31, 2003.  Information relating to debt maturities is based on expected maturity dates and is summarized as follows (in millions):

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value

Fixed-rate debt	$286	$176	$342	$233	$492	$1,807	$3,336	$3,623
Average interest rate	7.1%	7.0%	6.9%	6.8%	6.8%	6.8%	6.8%

Variable-rate LIBOR debt	$231	$324	$285	$260	$2	$6	$1,108	$1,108
Average interest rate	2.8%	2.4%	2.6%	3.3%	3.6%	3.6%	2.8%

At December 31, 2003, approximately $400.5 million of our variable-rate LIBOR debt relates to borrowings under construction loans.  We repaid approximately $258 million of this debt in January 2004 using proceeds from credit facility borrowings.  We expect to repay the remaining construction loans with proceeds of long-term, fixed-rate debt in 2004 and 2006 when we expect to complete construction of the related projects.

We had interest rate swap agreements and forward-starting swap agreements in place at December 31, 2003 and we entered into similar agreements in January 2004.  These swap agreements and forward-starting swap agreements effectively fix the LIBOR rate on a portion of our variable-rate debt through December 2006.  The weighted-average notional amounts of these agreements and their terms are summarized as follows (in millions):

	2004	2005	2006

Weighted-average notional amount	$275.8	$20.5	$10.4
Weighted-average fixed effective rate (pay rate)	3.9%	6.0%	6.8%
Weighted-average variable interest rate of related debt (receive rate) based on LIBOR at December 31, 2003	2.6%	2.9%	3.2%

Based on our outstanding variable-rate LIBOR debt and interest rate swaps in effect at December 31, 2003, a hypothetical LIBOR increase of 1% would cause annual interest expense to increase $8.3 million.

Our investments in marketable securities closely match our liabilities related to certain deferred compensation plans.  As a result, changes in the market values of these investments do not have a significant effect on our earnings.

2004 developments:  In January 2004, we acquired our partners’ interests in entities developing Fairwood for approximately $32 million.

In January and February of 2004, we disposed of most of our remaining assets at Hughes Center for approximately $172 million and recognized gains, net of taxes, of approximately $39.5 million.

In January 2004, we acquired a 50% interest in additional office components at Mizner Park for approximately $18 million.

In January and February 2004, we redeemed, or called for redemption, all remaining outstanding Parent Company-obligated mandatorily redeemable preferred securities.

In January and February 2004, we converted all outstanding shares of Series B Convertible Preferred Stock to approximately 5.3 million shares of our common stock.

In February 2004, we adopted a plan to terminate our funded and supplemental defined benefit pension plans.

On February 9, 2004, we issued, in a public offering, 4.0 million shares of common stock for proceeds of approximately $193.2 million ($48.30 per share).  We also granted to the underwriter an option to purchase 0.6 million shares of common stock to cover over-allotments.  The underwriter exercised this option, and we issued 0.6 million shares on February 23, 2004 for proceeds of approximately $29.0 million ($48.30 per share).  The offering was made under our effective shelf registration statement.  After issuance of these shares of common stock, availability under our effective shelf registration statement was approximately $457 million.

In March 2004, we purchased Providence Place, a regional retail center in Providence, Rhode Island.  We assumed mortgage debt with a face value of approximately $240 million and a payment in lieu of real estate taxes of approximately $47 million and paid $270 million to the seller, using the proceeds of the common stock offering discussed above and borrowings under our revolving credit facility.

Subsequent Events

In April 2004, we sold most of our interest in Westin New York, a hotel in New York City, for net proceeds of $15.8 million and recognized a gain of approximately $1.4 million (net of deferred income taxes of $0.8 million).

In 2000, we contributed our ownership interests in 37 buildings in two industrial parks to a joint venture in exchange for cash and a minority interest in the venture.  We also guaranteed $44 million of indebtedness of the venture and, because of the nature of our continuing involvement in the venture, deferred gains of approximately $14.4 million.  In June 2004, we redeemed our interest in the venture and terminated our guarantee of its indebtedness.  Accordingly, we recognized the previously deferred gain, net of deferred income taxes of approximately $1.7 million.

On August 19, 2004, we executed a definitive merger agreement with General Growth Properties, Inc. (“GGP”).  Under the terms of the agreement, which has been approved by each company’s Board of Directors, a subsidiary of GGP would be merged with and into Rouse, and Rouse would become a subsidiary of GGP and holders of Rouse common stock would receive $67.50 per share (reduced by reason of any extraordinary dividend described below).  The merger was approved by Rouse shareholders on November 9, 2004 and is expected to close in the fourth quarter of 2004.

One of the conditions for closing the merger is that we deliver to GGP an opinion of tax counsel acceptable to GGP with respect to our qualification as a REIT.  In preparing for the merger, we discovered that we may have non-REIT earnings and profits that we did not distribute to our shareholders.  These earnings and profits include non-REIT earnings and profits we would have been deemed to have inherited in 2001 if a tax election we made in 2001 with respect to one of our subsidiaries was not valid and would also include earnings and profits which may be attributed to certain intercompany transactions.  We believe that we had available various courses of action (including making additional distributions to our shareholders) that would enable us to satisfy certain tax law requirements applicable to REITs.  We believe, based on advice from our outside legal counsel who assist us with REIT tax matters and our internal analysis, that paying additional distributions to our shareholders (which we refer to as extraordinary dividends) and making payments of additional tax, interest and penalties were the most expedient courses of action.  On November 9, 2004, we entered into a closing agreement with the Internal Revenue Service (“IRS”) to settle these matters and treat the payment of extraordinary dividends as satisfying our distribution requirements.  The amount of the extraordinary dividend will be approximately $238 million ($2.30 per share).   Additionally, we will pay approximately $23.1 million of interest and have paid a penalty of approximately $21.4 million to the IRS under the terms of the closing agreement ..  We also expect to pay an additional $8.5 million of income taxes, penalty and interest.  We recorded a liability of $52 million in the third quarter of 2004 and will record the interest applicable to the fourth quarter of 2004 in that period.

Under the terms of the merger agreement, the merger consideration will be reduced by reason of any extraordinary dividend we pay on or prior to the merger.  If the extraordinary dividend were less than or equal to $2.42 per share, the merger consideration would be reduced by the amount of the extraordinary dividend.  If the extraordinary dividend were to exceed $2.42 per share, the merger consideration would be reduced by the amount of the extraordinary dividend plus 10% of the amount of the extraordinary dividend in excess of $2.42 per share.  We expect the extraordinary dividend to be approximately $2.30 per share, which would result in merger consideration of approximately $65.20.

On August 20, 2004, we funded an irrevocable trust for the participants in our nonqualified defined benefit supplemental pension plan and our nonqualified supplemental defined contribution plans with cash of approximately $27.2 million and the transfer of marketable securities valued at approximately $25.2 million.

On August 27, 2004, we received a favorable determination letter from the IRS approving the termination of our qualified defined benefit pension plan.  On October 4, 2004, we began distributing the plan’s assets to its beneficiaries and recording associated settlement losses.  We expect to make final distributions from the plan and to record total associated settlement losses of approximately $26 million the fourth quarter of 2004.  Concurrent with the first distributions from the qualified plan, we terminated our nonqualified defined benefit supplemental pension plan by merger into our nonqualified defined supplemental defined contribution plan and recognized a settlement loss of approximately $5.4 million in the fourth quarter of 2004.

Critical accounting policies:  Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management’s most difficult, complex or subjective judgments.  Our critical accounting policies are those applicable to the evaluation of impairment of long-lived assets, the evaluation of the collectibility of accounts and notes receivable, profit recognition on land sales and allocation of the purchase price of acquired properties.

Impairment of long-lived assets:  If events or changes in circumstances indicate that the carrying values of operating properties, properties in development or land held for development and sale may be impaired, a recovery analysis is performed based on the estimated undiscounted future cash flows to be generated from the property.  If the analysis indicates that the carrying value of the tested property is not recoverable from estimated future cash flows, the property is written down to estimated fair value and an impairment loss is recognized.  Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates.  The estimated cash flows used for the impairment analyses and to determine estimated fair values are based on our plans for the tested asset and our views of market and economic conditions.  The estimates consider matters such as current and historical rental rates, occupancies for the tested property and comparable properties and recent sales data for comparable properties.  Changes in estimated future cash flows due to changes in our plans or views of market and economic conditions could result in recognition of impairment losses which, under the applicable accounting guidance, could be substantial.

Properties held for sale, including land held for sale, are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell.  Accordingly, decisions by us to sell certain operating properties, properties in development or land held for development and sale will result in impairment losses if carrying values of the specific properties exceed their estimated fair values less costs to sell.  The estimates of fair value consider matters such as recent sales data for comparable properties and, where applicable, contracts or the results of negotiations with prospective purchasers.  These estimates are subject to revision as market conditions and our assessment of them change.

Collectibility of accounts and notes receivable:  The allowance for doubtful accounts and notes receivable is established based on quarterly analysis of the risk of loss on specific accounts.  The analysis places particular emphasis on past-due accounts and considers information such as the nature and age of the receivables, the payment history of the tenants or other debtors, the financial condition of the tenants and management’s assessment of their ability to meet their lease obligations, the basis for any disputes and the status of related negotiations, among other things.  Our estimate of the required allowance is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on tenants.

Profit recognition on land sales:  Cost of land sales is determined as a specified percentage of land sales revenues recognized for each community development project. The cost ratios used are based on actual costs incurred and estimates of development costs and sales revenues to completion of each project.  The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans.  Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project.  The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development is complete at the date of acquisition.

Allocation of the purchase price of acquired properties:  We allocate the purchase price of acquired properties to tangible and identified intangible assets based on their fair values.  In making estimates of fair values for purposes of allocating purchase price, we use a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data.  We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

The fair values of tangible assets are determined on an “if-vacant” basis.  The “if-vacant” fair value is allocated to land, where applicable, buildings, tenant improvements and equipment based on property tax assessments and other relevant information obtained in connection with the acquisition of the property.

The fair values of intangible assets include leases with above- or below-market rents and, where applicable, other in-place lease and customer relationship values.

Above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding space, measured over a period equal to the remaining non-cancelable term of the lease (including those under bargain renewal options).  The capitalized above- and below-market lease values are amortized as adjustments to rental income over the remaining terms of the respective leases (including periods under bargain renewal options).

The aggregate fair values of other identified intangible assets acquired is measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant.  This value is allocated to in-place lease and customer relationship assets (both anchor stores and tenants).  The fair value of in-place leases is based on our estimates of carrying costs during the expected lease-up periods and costs to execute similar leases.  Our estimate of carrying costs includes real estate taxes, insurance and other operating expenses and lost rentals during the expected lease-up periods considering current market conditions.  Our estimate of costs to execute similar leases includes leasing commissions, legal and other related costs. The fair value of anchor store agreements is determined based on our experience negotiating similar relationships (not in connection with property acquisitions). The fair value of tenant relationships is based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  Characteristics we consider in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.  The value of in-place leases is amortized to expense over the initial term of the respective leases, primarily ranging from two to ten years.  The value of anchor store agreements is amortized to expense over the estimated term of the anchor store’s occupancy in the property.  Should an anchor store vacate the premises, the unamortized portion of the related intangible is charged to expense.  The value of tenant relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

New financial accounting standards: In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”).  SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred.  The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002.  Our adoption of SFAS 146 in January 2003 did not have a material effect on our results of operations or financial condition.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”).  FIN 45 elaborates on the disclosures required by a guarantor in its interim and annual financial statements about obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize liabilities for the fair values of obligations undertaken in guarantees issued or modified after December 31, 2002.  As of December 31, 2003, we had not entered into guarantees since January 1, 2003 that have had a material effect on our balance sheet, and the adoption of FIN 45 did not have a material effect on our financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”).  SFAS 148 amends Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).  SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation and requires disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results.  We have adopted the disclosure provisions of SFAS 148.  We have not determined whether we will change to the fair value-based method of accounting for stock-based compensation and, if so, which of the alternative methods of transition we would adopt.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”).  FIN 46 addresses the consolidation of variable interest entities (“VIEs”) in which the equity investors lack one or more of the essential characteristics of a controlling financial interest or where the equity investment at risk is not sufficient for the entity to finance its activities without additional subordinated financial support.  In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”).  FIN 46R or FIN 46 applies in the fourth quarter of 2003 to all special purpose entities (“SPEs”) and to VIEs formed after January 31, 2003 and in the first quarter of 2004 to all other VIEs.  Application of FIN 46 in 2003 had no effect on our financial statements as we previously consolidated the SPE that issued our Parent Company-obligated mandatorily redeemable preferred securities and, at December 31, 2003, held no interests in other VIEs formed after January 31, 2003.  Based on our preliminary analysis, we do not anticipate that full application of FIN 46R in the first quarter of 2004 will have a material effect on our results of operations or financial condition.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”).  SFAS 149 was effective for contracts entered into or modified after June 30, 2003, and implementation had no effect on our reported results of operations or financial condition.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  SFAS 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity.  It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  In particular, it requires that mandatorily redeemable financial instruments be classified as liabilities and reported at fair value and that changes in their fair values be reported as interest cost.  SFAS 150 was effective for us as of July 1, 2003.  On October 29, 2003, the FASB indefinitely delayed the provision of the statement related to non-controlling interests in consolidated limited-life entities formed prior to November 5, 2003.  Based on the FASB’s deferral of this provision, adoption of SFAS 150 did not affect our financial statements.  We determined that several of our consolidated partnerships are limited-life entities.  We estimate the fair values of minority interests in these partnerships at December 31, 2003 aggregated approximately $56.6 million.  The aggregate carrying values of the minority interests were approximately $28.5 million at December 31, 2003.

Impact of inflation:  The major portion of our operating properties, our retail centers, is substantially protected from declines in the purchasing power of the dollar.  Retail leases generally provide for minimum rents plus percentage rents based on sales over a minimum base.  In many cases, increases in tenant sales (whether due to increased unit sales or increased prices from demand or general inflation) will result in increased rental revenue.  A substantial portion of the tenant leases (retail and office) also provide for other rents which reimburse us for certain operating expenses; consequently, increases in these costs do not have a significant impact on our operating results.  We have a significant amount of fixed-rate debt which, in a period of inflation, will result in a holding gain since debt will be paid off with dollars having less purchasing power.

Information relating to forward-looking statements:  This Annual Report to Shareholders includes forward-looking statements which reflect our current views with respect to future events and financial performance.  Such forward-looking statements include, among others, statements regarding our strategy, statements regarding expectations as to operating results from our retail centers, our office and other properties, and our community development activities, expectations as to our ability to lease vacating and expiring space, expectations as to the completion of pending purchase and sale transactions, expectations as to operating results from acquisitions, expectations regarding income taxes in future years and our beliefs as to our liquidity and capital resources and as to our expenditures for new developments, expansions and improvements.

Forward-looking statements are subject to certain risks and uncertainties, including those identified below which could cause actual results to differ materially from historical results or those anticipated.  The words “will,” “plan,” “believe,” “expect,” “anticipate,” “target,” “intend” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The following are among the factors that could cause actual results to differ materially from historical results or those anticipated: (1) changes in the economic climate; (2) our dependence on rental income from real property; (3) uncertainty from terrorist attacks and volatility in the financial markets; (4) our lack of geographical diversification; (5) possible environmental liabilities; (6) special local economic and environmental risks in Nevada; (7) real estate development and investment risks; (8) the effect of uninsured loss; (9) the cost and adequacy of insurance; (10) the illiquidity of real estate investments; (11) competition; (12) real estate investment trust risks; (13) changes in tax laws or regulations; and (14) risks associated with the acquisition of assets from Rodamco.  Further, domestic or international incidents could affect general economic conditions and our business.  For a more detailed discussion of these and other factors, see Exhibit 99.2 of our Form 10-K for the fiscal year ended December 31, 2003.